EXHIBIT 99.1

BreitBurn Senior Management, Metalmark Capital Partners and Greenhill Capital Partners Complete Acquisition of Provident Energy Trust's Interests in BreitBurn Energy Company

Transaction Concludes Provident’s Sale of its Interests in BreitBurn Entities

LOS ANGELES, August 26, 2008 — BreitBurn Energy Partners L.P. (NASDAQ:BBEP)(the "Partnership") announced today that members of its senior management, in their individual capacities, together with Metalmark Capital Partners and Greenhill Capital Partners, have completed the acquisition of Provident Energy Trust’s (TSX:PVE.UN)(NYSE:PVX)("Provident") indirect ownership of a 96.017% interest in BreitBurn Energy Company LP ("BEC"). BEC was a separate U.S. subsidiary of Provident, whose assets consist primarily of producing and non-producing crude oil reserves located in Santa Barbara, Los Angeles and Orange counties in California.

In connection with this transaction, the Partnership’s subsidiary, BreitBurn Management Company, has entered into a five-year Administrative Services Agreement to manage BEC’s properties. In addition, the Partnership has entered into an Omnibus Agreement with BEC detailing rights with respect to business opportunities and providing the Partnership with a right of first offer with respect to the sale of assets by BEC.

The Partnership previously announced on June 17, 2008, that it had acquired all of Provident's limited partner and indirect general partner interests in the Partnership. The interests in BEC were excluded from that transaction. Both transactions resulted from Provident's decision to pursue a sale of its BreitBurn interests, which was driven primarily by the Canadian Federal Government's resolution in October 2006 to impose growth restrictions on Canadian energy trusts and, effective 2011, implement a tax on income trust distributions. With the closing of this transaction, Provident no longer has any ownership interest in BreitBurn Energy Partners L.P., BreitBurn Energy Company L.P. or any related entity.

About BreitBurn Energy Partners L.P.

BBEP is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

About Metalmark Capital Partners

Metalmark Capital Partners is a leading private equity firm whose principals have a long track record of successful investing in a wide range of industries, including their core areas of expertise - energy, natural resources, industrials and healthcare. The firm was founded to manage the Metalmark Capital private equity funds and the Morgan Stanley Capital Partners private equity funds. Metalmark Capital Partners recently became an investment center of Citi Alternative Investments. For more information, please visit www.metalmarkcapital.com.

About Greenhill Capital Partners

Greenhill Capital Partners manages private equity funds with an aggregate of $1.8 billion of committed capital, with significant investments in the energy, financial services and telecommunications industries. Its publicly traded portfolio companies have included: Crown Castle International, Inc. (NYSE: CCI), Crusader Energy Group Inc. (AMEX: KRU), Heartland Payment Systems, Inc. (NYSE: HPY), Hercules Offshore, Inc. (NASDAQ: HERO) and EXCO Resources, Inc. (NYSE: XCO). Greenhill Capital Partners is an affiliate of Greenhill & Co., Inc. (NYSE: GHL), an independent global investment banking firm with offices in New York, London, Frankfurt, Toronto, Dallas and San Francisco. For more information about Greenhill Capital Partners, please visit www.greenhillcapitalpartners.com.

Additional Information

The Partnership will file complete copies of the Administrative Services Agreement and Omnibus Agreement, together with additional information concerning this transaction, under a Form 8-K with the Securities and Exchange Commission.

BBEP-IR

Contacts:
BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 ext. 273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060

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